Exhibit 99.1

BabyUniverse Announces Management Changes and New Appointments

JUPITER, FL., November 10, 2006 -- BabyUniverse, Inc. (Nasdaq: : POSH - News) a leading Internet content, commerce and new media company in the pregnancy, baby and toddler marketplace today announced the following organizational changes related to the company’s prior restructuring efforts, the initiation of new lines of business and the resignation of certain officers:

The role of President of BabyUniverse, previously held by Stuart Goffman, has been divided into three separate divisional president positions to reflect the Company’s distinct lines of business.

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Georgianne Brown, Executive Vice President of BabyUniverse and formerly Director of Marketing, has been appointed to the newly established position of President - Mainstream eCommerce .  Specifically, she is responsible for the business lines of BabyUniverse.com, DreamTimeBaby.com and certain elements of BabyTV.com, the company’s recently announced Internet television and social networking business.

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Andrea Edmunds, President and Founder of PoshTots, has been appointed to the newly established position of President – Content and Social Networking.  Specifically, she is responsible for the business lines of PoshCravings.com and ePregnancy.com.

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Susan Lindeman, COO of PoshTots, has been appointed to the newly established position of President – Luxury eCommerce. Specifically, she is responsible for the business lines of PoshTots.com, PoshLiving.com and future planned eCommerce extensions of the ‘Posh’ brand.

The role of Chief Financial Officer of BabyUniverse, previously held by Robert Brown, has been transitioned to Stuart Goffman, a member of our Board of Directors, who has also served as our President and Chief Operating Officer.

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Stuart Goffman, a member of our Board of Directors, has relinquished his position as President and COO of BabyUniverse, and has been appointed Interim Chief Financial Officer of the company and is expected to remain in that position until such time as the company either completes a material strategic transaction or elects to hire an individual to assume the role of Chief Financial Officer.

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Robert Brown, citing personal reasons, has resigned from his role as Chief Financial Officer of BabyUniverse and will continue to provide active consulting services to the company while working from his permanent home in Naples, Florida.

The role of Chief Information Officer has been eliminated in favor of the newly established role of Chief Technology Officer.

-	Sean Weiss, formerly Chief Information Officer, will resign from the company effective November 15, 2006.
-	Carlos Barreio, formerly the Company’s Senior Software Engineer, has been appointed Chief Technology Officer effective immediately.

Commenting on the newly created operating divisions, John Textor, Chairman and CEO of BabyUniverse commented, “The announced realignment of responsibilities is reflective of the manner in which we have been operating over the recent few months, an approach that has allowed our company to successfully complete its previously discussed integration plan.”

Commenting on the departure of Mr. Brown, Mr. Textor stated “Bob Brown joined us six months prior to our IPO and has been formative in building our accounting and finance functions from those of a small private company into a much larger public reporting firm.  While we will miss seeing Bob on an every day basis, we look forward to continuing to work with him through an active consulting relationship.”

About BabyUniverse, Inc.

BabyUniverse, Inc. (Nasdaq: POSH) is a leading Internet content, commerce and new media company in the pregnancy, baby and toddler marketplace. Through its Web sites, BabyUniverse.com and DreamTimeBaby.com, the company is a leading online retailer of brand-name baby, toddler and maternity products in the United States. Through its Web sites PoshTots.com and PoshLiving.com, the company has extended its offerings in the baby and toddler market as a leading online provider of luxury furnishings to the country’s most affluent female consumers. Through PoshCravings.com and ePregnancy.com, BabyUniverse has also established a widely recognized platform for the delivery of content and new media resources to a national audience of expectant parents. BabyUniverse is pursuing a dual strategy of organic growth and acquisition growth that is designed to establish BabyUniverse as the leader in the online baby marketplace. Beyond the baby segment, the company intends to leverage its growing platform to acquire other female-oriented content, commerce and new media companies. The overall objective of BabyUniverse is to establish a market-leading content, commerce and new media business focused on the high-growth female marketplace.

BabyUniverse and its affiliates operate a multi-channel portfolio of Internet properties, including e-commerce sites such as  www.BabyUniverse.com, www.PoshTots.com, www.PoshLiving.com and www.DreamTimeBaby.com, and content sites such as www.PoshCravings.com, www.ePregnancy.com, and the pending www.BabyTV.com.

Special Note Regarding Forward-Looking Statements

This press release contains forward-looking statements that involve risks and uncertainties relating to future events or our future financial performance. These statements involve known and unknown risks, uncertainties and other factors that may cause the actual results to differ materially from those expressed or implied by such forward-looking statements. You are advised to consult further disclosures we may make on related subjects in our future filings with the Securities and Exchange Commission.

In some cases, you can identify forward-looking statements by terminology such as “may,” “could,” “should,” “expect,” “plan,” “intend,” “anticipate,” “believe,” “estimate,” “predict,” “potential” or “continue,” the negative of such terms or other comparable terminology. These statements are only predictions. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

Source: BabyUniverse, Inc.

Company Contact:
Georgianne Brown
BabyUniverse
561-277-6405
georgianne.brown@babyuniverse.com

Investor Contact:
BPC Financial Marketing
John Baldissera
800-368-1217